Exhibit 10.1

AMENDMENT NO. 12

TO

DECKER COAL COMPANY AGREEMENT

This Amendment No. 12 (this “Amendment”) to the Decker Coal Company Agreement is made as of the 20th day of January 2012.

RECITALS

A.            Western Minerals LLC, an Oregon limited liability company (“Western”); KCP Inc., a Delaware corporation (“KCP”); and Montana Royalty Company, a limited partnership (“Montana Royalty”) are parties to the Decker Coal Company Agreement, dated as of the 1st day of September, 1970, as amended by a supplement dated as of January 1, 1974, by Amendment No. 2 dated as of December 1, 1977, by Amendment No. 3, dated as of August 24, 1978, by Amendment No. 4, dated as of January 1, 1982, by Amendment No. 5, dated as of July 9, 1983, by Amendment No. 6, dated as of May 7, 1985, by Amendment No. 7, dated as of January 1, 1989, by Amendment No. 8, dated as of January 1, 1989, by Amendment No. 9, dated as of December 13, 1990, by Amendment No. 10, dated January 1, 1999 and by Amendment No. 11, dated April 9, 2002, (the Decker Coal Company Agreement as so amended being herein referred to as the “Joint Venture Agreement”).

B.            Western and KCP now desire to amend the Joint Venture Agreement to clarify reclamation surety bonding requirements for Decker Coal Company under the Joint Venture Agreement.  For purposes of this Amendment only, “Party” and “Parties” shall refer to Western and KCP only, and not to Montana Royalty.

The Parties therefore agree as follows:

AGREEMENT

1.             A new Section 11(i) of the Joint Venture Agreement shall be added, immediately after Section 11(h), as follows:

“(i)          Notwithstanding any other provision of the Joint Venture Agreement, all surety bonds required for the final mine reclamation activities for the Decker Properties as described on Attachment A attached to Amendment No. 8 and incorporated herein by this reference and as may otherwise be required by applicable regulatory authorities (“Reclamation Bonds”) shall be obtained and maintained as set forth in this Section 11(i).  Fifty percent (50%) of each of the West Decker and East Decker Reclamation Bonds required for the Decker Properties shall be obtained by Western at Western’s sole cost, and fifty percent (50%) of each of the West Decker and East Decker Reclamation Bonds required for the Decker Properties shall be obtained by KCP at KCP’s sole cost.  The cost of the Reclamation Bonds and related obligations and expenses shall be several, not joint, for the Party required to obtain the Reclamation Bonds as provided above, and neither Party shall have any liability whatsoever for the costs of, or obligations or expenses related to, the other Party obtaining the required Reclamation Bonds. Each Party (the “Indemnifying Party”) agrees to indemnify Decker Coal Company and/or the other Party, as applicable (the “Indemnified Party”) for any costs incurred by the Indemnified Party related to the Indemnifying Party’s failure (i) to obtain its required Reclamation Bonds or (ii) to pay its proportionate share of reclamation expenses.  Each Party may select its own issuer for that Party’s Reclamation Bonds provided (i) the bonds comply with all laws and regulations applicable to the Reclamation Bonds, and (ii) the issuer of the bonds is a financial institution with an AM Best rating of A/X or better and acceptable to the regulatory agency with which the bonds are filed.  Subject to the requirements of this Section 11(i), each Party shall be entitled to negotiate the terms of the Reclamation Bonds it is required to obtain with respect to its Reclamation Bond obligations and, to the extent permitted by applicable law, the consent of the other Party shall not be required.  To the extent required by applicable law or regulations, each Party agrees to take such further actions (including, without limitation, taking steps to cause the execution of both Parties’ Reclamation Bonds by Decker Coal Company) as the other Party reasonably requests provided that neither Party shall be required to incur any additional cost or liability based on such requests.  If a surety bond issuer no longer meets the criteria set forth in this Section 11(i), the surety bond issuer shall be replaced as soon as reasonably practicable.  Western and KCP shall provide written notice to the other Party prior to any changes in surety bond issuers or in the event of any failure of an existing surety bond issuer to meet the criteria set forth in this Section 11(i).  At the request of a Party, the other Party will provide confirmation of (A) the existence, principal terms and issuer of that Party’s Reclamation Bonds, and (B) sufficient available cash, cash equivalents and/or other liquidity to timely fund its proportionate share of estimated reclamation expenses as those expenses come due.  Unless otherwise expressly agreed to by the Parties in writing, all other bonds required by the operation of Decker Coal Company will be obtained directly by Decker Coal Company or on its behalf by one of the Parties and all costs associated therewith will be paid by Decker Coal Company.”

2.             Except as specifically hereby amended, all other terms and provisions of the Joint Venture Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, Western Minerals LLC and KCP Inc. have executed the foregoing Amendment No. 12 effective as of the date first written above.

WESTERN MINERALS LLC
an Oregon limited liability company

By:	/s/ Bryan Pechersky
Bryan Pechersky

Its:	Senior Vice President

KCP, INC.
a Delaware corporation

By:	/s/ John H. Thomas
John H. Thomas

Its:	Secretary